L.L. Bradford
Certified Public Accountants & Consultants

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE: Decision Diagnostics Corp.
Commission file # 000-29315

We have received a copy of, and are in agreement with, the statements being made by Decision Diagnostics Corp. in Item 4.01 of its Form 8-K dated May 5, 2014 and captioned "Changes in Registrant's Certifying Accountant." We agree with all statements pertaining to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely:

L.L. Bradford & Company, LLC

Las Vegas, Nevada
May 5, 2014